Exhibit 10.1

Form of Management Agreement
This MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of [●] by and between TPG Private Equity Opportunities, L.P., a Delaware limited partnership (the “Partnership”), and T-POP Management Company, LLC, a Delaware limited liability company (the “Management Company”).
W I T N E S S E T H:
WHEREAS, the Partnership has requested that the Management Company provide the Services (as defined below) to the Partnership, and the Management Company has the ability to, and is willing to, provide the Services to the Partnership in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:
ARTICLE ONE

DEFINITIONS
1.01.    Capitalized terms used but not defined herein shall have the meanings provided in the Partnership Agreement. In addition, the following terms shall have the meanings specified below:
“Agreement” shall have the meaning specified in the Preamble.
“Indemnified Persons” shall mean (i) the Management Company and its Affiliates (other than the Partnership or any Parallel Investment Entities), the general partner (or similar Person) and limited partners and members of the Management Company and its Affiliates (other than the Partnership or any Parallel Investment Entities), and each of their respective former, current and future officers, directors, stockholders, partners, members, employees and other Affiliates (other than the Partnership or any Parallel Investment Entities), and (ii) any other Person that serves (or at any time has served) at the request of the Management Company on behalf of the Partnership (including any Senior Advisory Professionals and any Person who provides Specialized Operational Services or Foreign Office Services to the Partnership or any Portfolio Company) as an officer, director, partner, member, employee or agent of any other entity.
“Initial Fund Expenses Support” shall have the meaning specified in Section 3.02(e).
“Maintenance Fee” shall have the meaning specified in Section 3.02(c).
“Management Company” shall have the meaning specified in the Preamble.

“Management Fee” shall have the meaning specified in Section 3.02(a).
“Net Fee Income” shall mean, in respect of each Partner, the sum of such Partner’s proportionate interest in Break-Up Fees and Portfolio Fees.
“Organizational and Offering Expenses” shall have the meaning specified in Section 3.02.
“Partnership” shall have the meaning specified in the Preamble.
“Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership dated [●], by and among the General Partner and the Limited Partners, as amended from time to time.
“Services” shall have the meaning specified in Section 2.03.
“Specified Expenses” shall have the meaning specified in Section 3.02(e).
“Specified Expense Percentage” shall have the meaning specified in Section 3.02(e).
“Term” shall have the meaning specified in Section 2.02.
ARTICLE TWO

MANAGEMENT SERVICES
2.01.    Appointment of Management Company. In accordance with paragraph 5.01(d) of the Partnership Agreement, the Partnership hereby appoints the Management Company to serve as the investment manager of the Partnership on the terms, and subject to the conditions, set forth herein, and, in consideration for the Management Fee, the Management Company hereby accepts such appointment and agrees to provide the Services to the Partnership during the Term.
2.02.    Term. The term of this Agreement (the “Term”) shall commence on the date hereof and continue in full force and effect until the date on which the Partnership is terminated pursuant to paragraph 10.02(d) of the Partnership Agreement. Notwithstanding the foregoing, this Agreement shall be terminated upon the earlier to occur of (i) the decision by the Partnership to terminate in the event that the General Partner (or one of its Affiliates) ceases to be the general partner of the Partnership in accordance with the terms of the Partnership Agreement or (ii) the decision by the Partnership to terminate upon sixty (60) days’ notice to the Management Company.
2.03.    Services. The Management Company shall provide portfolio management, risk management and other services (collectively, the “Services”) to the Partnership (and in the General Partner’s discretion, to any subsidiary of the Partnership) during the Term as the Partnership and the Management Company shall reasonably agree, which may include providing for or arranging for any or all of the following services and shall be entitled to payment and reimbursement as set forth in this Agreement, including Sections 3.01 and 3.02, in connection therewith:
(a)    identify and recommend investment opportunities consistent with the purposes of the Partnership (including any subsidiary thereof);
(b)    analyze and investigate potential Investments of the Partnership, including their products, services, markets, management, financial condition and projected future performance and analyzing other Investments, including primary and secondary investments in funds;
(c)    structure Investments and identify sources of financing in connection therewith, including through the Aggregator, a Cayman Islands exempted limited partnership and other Intermediate Entities;
(d)    monitor, manage and evaluate Portfolio Companies;
(e)    analyze and investigate potential dispositions of Investments, including by identifying potential acquirors and evaluating offers made by such potential acquirors;
(f)    supervise the negotiation, preparation and review of all agreements and other documents in connection with Investments, dispositions of Investments and financings;
(g)    maintain the books and records of the Partnership in accordance with the terms of the Partnership Agreement;
(h)    prepare reports, financial statements, and other communications to the Partners;
(i)    hire and supervise consultants, accountants, auditors, legal counsel, investment bankers, and other third parties providing services to the Partnership; and
(j)    provide such other services related to the management and operations of the Partnership as the parties may agree.
For the avoidance of doubt, the Management Company may engage or utilize the services of its own personnel and/or other Persons (including its Affiliates) in connection with the arranging for the provision of Services, and this Section 2.03 shall not limit or reduce the Partnership’s obligation to pay for any Fund Expenses incurred in connection therewith (including those set forth in paragraphs 6.01(a)-(f) of the Partnership Agreement).

ARTICLE THREE

EXPENSES; FEES
3.01.    Expenses. The Management Company shall pay except as otherwise provided in paragraph 6.01 of the Partnership Agreement, all day-to-day expenses of the Management Company, including general office overhead of the Management Company, such as rent, utilities, telecommunications, office furniture, equipment and salaries and employee benefits expenses of employees of the Management Company, but excluding amounts paid or reimbursable pursuant to paragraphs 6.01(a), 6.01(b), 6.01(c), 6.01(d), or 6.01(e) of the Partnership Agreement.
3.02.    Management Fee, Maintenance Fee.
(a)    In consideration of the Services, in addition to any other reimbursements or payments contemplated hereunder, the Management Company or an Affiliate of the Management Company designated by the Management Company shall be entitled to receive a management fee (the “Management Fee”) from the Partnership, calculated as provided below. The Management Fee shall be calculated and payable monthly by the Fund (directly or indirectly through an Intermediate Entity) in arrears on the last calendar day of each calendar month and shall be equal to, for each calendar month commencing six calendar months after the Initial Closing Date, in the aggregate, (i) 1.25% (per annum) of the Fund’s Net Asset Value attributable to the Class D Units, Class I Units and Class S Units and (ii) 1.00% (per annum) of the Net Asset Value of the Fund attributable to the Class R-D Units, Class R-I Units and Class R-S Units for a 36-month period following the six-month anniversary of the Initial Closing Date, and 1.25% (per annum) of the Net Asset Value of the Fund attributable to such Units thereafter. The Management Fee shall be payable by the Fund before giving effect to any accruals for the Management Fee, the Servicing Fee, the Performance Participation Allocation, the Maintenance Fee, Aggregator Unit repurchases (and pending repurchases), any distributions and without taking into account any accrued and unpaid taxes of any Intermediate Entity (or the receipts of such Intermediate Entity) through which the Fund indirectly invests in an Investment or any comparable entities of any other TPG Fund, or taxes paid by any such entity during the applicable month. The Partnership, any Feeder Fund and/or Parallel Investment Entity will each be obligated to bear (without duplication) its proportional share of the Management Fee based on its proportional interest in the Aggregator. The Management Company may elect to receive the Management Fee in cash, Units of the Partnership and/or any Parallel Investment Entity and/or shares, units or interests (as applicable) of Intermediate Entities (which may, for the avoidance of doubt, be paid or allocated directly by an Intermediate Entity). If the Management Fee is paid in Units, such Units may be repurchased by the Partnership at the Net Asset Value at the Management Company’s request and will be subject to the volume limitations in the Unit Repurchase Program but not the early repurchase deduction of the Unit Repurchase Program. The Management Fee for each of (i) the first calendar month after the first six months following the Initial Closing Date and (ii) the last calendar month of the Partnership shall each be prorated for the number of days in such period.
(b)    On a cumulative basis, the Management Fee payable by the Partnership shall be reduced (but not below zero) by an amount equal to 100% of the Partnership’s pro rata share of (i) Net Fee Income (subject to the last sentence of paragraph 5.03(e) of the Partnership Agreement), if any, received by the Management Company or any Affiliate of the Management Company, in each case in connection with such Person’s activities as a representative, or on behalf, of the Partnership, and (ii) carried interest, management fees or incentive fees paid or borne by the Partnership in connection with the Partnership’s Investments in other TPG Funds, but excluding Investments that are made in connection with interests in other TPG Funds purchased on the secondary market as part of a portfolio transaction; provided, that any non-cash consideration that constitutes Net Fee Income shall not reduce the Management Fee until such non-cash consideration is disposed of for cash (in which case the reduction shall be determined based on the amount of cash received upon such disposition), or, if not disposed of prior to the disposition or other realization of the Investment with respect to which such non-cash consideration was received, as of the date of the disposition or other realization of such Investment (in which case the reduction shall be determined based on the Fair Value of such consideration as of the date of the disposition or other realization of such Investment). To the extent that the amount referred to in the preceding sentence exceeds the Management Fee due, such excess shall be carried forward to the immediately succeeding month.
(c)    Maintenance Fee. Pursuant to paragraph 6.02 of the Partnership Agreement, the Partnership (directly or indirectly through an Intermediate Entity) shall pay to the Management Company a maintenance fee (the “Maintenance Fee”). The Maintenance Fee shall be payable in cash monthly in arrears on the last calendar day of each calendar month and shall be equal to, in the aggregate, an annualized rate of 0.10% of the Net Asset Value of the Fund. The Maintenance Fee shall be payable by the Fund before giving effect to any accruals for the Management Fee, the Servicing Fee, the Performance Participation Allocation, Maintenance Fee, Aggregator Unit repurchases (and pending repurchases), any distributions and without taking into account any accrued and unpaid taxes of any Intermediate Entity (or the receipts of such Intermediate Entity) through which the Fund indirectly invests in an Investment or any comparable entities of any other TPG Fund, or taxes paid by any such entity during the applicable month. The Partnership, any Feeder Fund and any Parallel Investment Entity will each be obligated to bear (without duplication) its proportional share of the Maintenance Fee based on its proportional interest in the Aggregator. From time to time, the Management Company may outsource certain administrative duties provided with respect to the Maintenance Fee to third parties. The fees, costs and expenses of any such third-party service providers will be payable by the Management Company out of its Maintenance Fee.
(d)    Organizational and Offering Expenses. The Management Company hereby agrees to advance all of the Fund’s organizational and offering expenses on the Fund’s behalf (including legal, accounting, advertising, printing, mailing, subscription processing and filing fees and expenses, expenses relating to any written agreements between the General Partner or the Partnership and Limited Partners, due diligence expenses of participating placement agents or financial intermediaries supported by detailed and itemized invoices, costs in connection with preparing, updating and distributing sales and offering materials, design, website and other technology and electronic-media related expenses, fees and expenses of each entity (including, as applicable, transfer agent, administrator and depository fees, fees paid to public relations firms, fees to attend seminars and conferences sponsored by participating broker-dealers or the Fund and reimbursements for customary travel, lodging, entertainment and meals and including all similar organizational and offering expenses of any Feeder Funds, Parallel Investment Entities and/or Intermediate Entities primarily organized to invest in the Fund to the extent not paid by such Feeder Funds, Parallel Investment Entities and/or Intermediate Entities or their investors, but excluding subscription fees and the Servicing Fee)) (collectively, “Organizational and Offering Expenses”) through the first anniversary of the Initial Closing Date. The Fund will be obligated to reimburse the Management Company for all such advanced Organizational and Offering Expenses within twelve (12) months following the first anniversary of the Initial Closing Date. Such advanced Organizational and Offering Expenses may be amortized, in the General Partner’s sole and absolute discretion, for up to a sixty- (60-) month period beginning from the first anniversary of the Initial Closing Date for purposes of calculating the Fund’s Net Asset Value, although U.S. generally accepted accounting principles require organizational expenses to be expensed when incurred. After the first anniversary of the Initial Closing Date, the Fund will be obligated to reimburse the Management Company for any Organizational and Offering Expenses that it has incurred after the first anniversary of the Initial Closing Date on each entity’s behalf as and when incurred. The Management Company will determine what Organizational and Offering Expenses are attributable to the Partnership or any Feeder Fund, Parallel Investment Entity or Intermediate Entity, in its sole discretion.
(e)    Initial Fund Expenses Support. The Management Company may, in its discretion, forego all or a portion of its Management Fees and/or pay, absorb, or advance certain expenses to be borne by the Fund (“Initial Fund Expense Support”) such that the Fund’s annualized “Specified Expenses” (as defined below) during the calendar month for which such Initial Fund Expense Support is made do not exceed a certain percentage (such percentage to be determined by the Management Company in its sole discretion at the time each Initial Fund Expense Support is made, the “Specified Expense Percentage”) of the Fund’s Net Asset Value as of the end of each applicable month. The Fund shall reimburse the Management Company the amount of Initial Fund Expense Support made by the Management Company within three (3) years from the end of the month in which such Initial Fund Expense Support was made, when and if requested by the Management Company, but only if and to the extent that Specified Expenses plus any reimbursement do not exceed the Specified Expense Percentage (which was determined by the Management Company at the time such Initial Fund Expense Support was initially made) of the Fund’s Net Asset Value at the end of the month for which the reimbursement was made. The term “Specified Expenses” is defined to mean total expenses to be borne by the Fund including, for the avoidance of doubt, Organizational and Offering Expenses incurred after the first anniversary of the Initial Closing Date and expenses appropriately apportioned to the Fund relating to the Feeder Funds, Parallel Investment Entities and/or Intermediate Entities to the extent not paid by such Feeder Funds, Parallel Investment Entities and/or Intermediate Entities, in each case as determined pursuant to the terms contained in the Memorandum, the Partnership Agreement and this Agreement, but excluding (i) interest expenses, (ii) Servicing Fees, Management Fees, the Performance Participation Allocation, (iii) taxes, (iv) any fees, costs and other expenses related to Specialized Operational Services that are not allocated to or reimbursed by portfolio companies, (v) fees, costs and expenses payable to Y Analytics, (vi) Capital Markets Fees, (vii) costs and expenses (including any value added taxes or other sales taxes thereon) relating to Foreign Office Services, (viii) portfolio company level expenses, (ix) brokerage costs or other investment-related out-of-pocket expenses, including with respect to unconsummated transactions, (x) dividend payments (including any dividend payments, commitment fees, or other expenses related to any leverage incurred by the Fund) and (xi) extraordinary expenses (as determined in the sole discretion of the General Partner).
3.03.    Break-Up Fees and Portfolio Fees.

(a)    The Partnership hereby agrees that Break-Up Fees and Portfolio Fees shall be paid solely to the Management Company or its designated Affiliate and shall not be received by the Partnership or, if received by the Partnership, the Partnership shall not have any right to or interest in such Break-Up Fees or Portfolio Fees and any such amounts shall promptly be paid over to the Management Company or its designated Affiliate and shall not be treated as income of the Partnership.
(b)    The Partnership hereby agrees that any Capital Markets Fees shall be paid solely to TPG or its designated Affiliate and shall not be received by the Partnership or, if received by the Partnership, the Partnership shall not have any right to or interest in such fees, and any such amounts shall be paid over to TPG and shall not be treated as income of the Partnership.
ARTICLE FOUR

INDEMNIFICATION
4.01.    Reimbursement, Exculpation and Indemnification.
(a)    So long as an Indemnified Person (i) shall have acted in good faith, determined consistent with applicable law and the provisions of this Agreement and (ii) shall not have been finally determined by a court of competent jurisdiction or in a final arbitration proceeding to be guilty of actual fraud, willful misconduct, gross negligence, a knowing and material breach of this Agreement or to have breached its fiduciary duties to the Partnership under applicable law (as modified by the provisions of this Agreement) and did not admit guilt in a settlement of any such claims, such Indemnified Person shall not be liable to any Partner or the Partnership in connection with any of the matters contemplated by this Agreement or actions taken by such person contemplated by this Agreement (A) for any mistake in judgment, (B) for any action or inaction taken or omitted or (C) for any loss due to the mistake, action, inaction or negligence of any broker or other agent that is not an Indemnified Person or the dishonesty, fraud or bad faith of any broker or other agent selected and monitored in good faith and with reasonable care. Any Indemnified Person may consult with legal counsel, tax advisors and accountants in respect of Partnership affairs and shall be fully protected and justified in taking or refraining from any action in good faith, in reliance upon and in accordance with the opinion or advice of such counsel, advisors or accountants; provided, that they shall have been selected and monitored in good faith and with reasonable care. In determining whether an Indemnified Person acted in good faith and with the requisite degree of care, such Indemnified Person shall be entitled to rely on reports and written statements of the directors, officers and employees of a Person in which the Partnership holds Investments unless the Person to be exculpated hereby reasonably believed that such reports or statements were not true and complete.
(b)    If an Indemnified Person (or any of its successors or assigns) was or is a party or is threatened to be made a party to any threatened, pending or completed action, inquiry, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Partnership), by reason of any actions or omissions or alleged acts or omissions arising out of such Indemnified Person’s activities acting on behalf of the General Partner, the

Partnership, an Affiliate of the Partnership, or a Portfolio Company, the Partnership shall, to the fullest extent permitted by law, indemnify such Indemnified Person and hold such Indemnified Person harmless against losses, costs, claims, judgments, damages, settlement costs, fees or related expenses for which such Person has not otherwise been reimbursed (including attorneys’ fees and fines) actually and reasonably incurred by such Indemnified Person arising out of or in connection with such action, suit or proceeding; provided, that all of the conditions described in clauses (i) through (vi) below are satisfied:
i.    to the extent an action, suit or proceeding arises out of activities of the Indemnified Person, such activities were performed on behalf of the Partnership or in furtherance of the interests of the Partnership in Persons (and their Affiliates) in which the Partnership holds, or may seek to make, an Investment in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership;
ii.    to the extent an action, suit or proceeding arises out of activities of the Indemnified Person, such activities were performed in a manner reasonably believed by such Indemnified Person to be within the scope of the authority conferred by this Agreement or by law or by the approval of the Independent Directors;
iii.    such Indemnified Person (x) was not finally determined by a court of competent jurisdiction or in a final arbitration proceeding to be guilty of actual fraud, gross negligence, willful misconduct or a knowing and material breach of this Agreement, or to have breached its fiduciary duties to the Partnership under applicable law (as modified by the provisions of this Agreement) and did not admit guilt in a settlement of any such claims and (y) in respect of any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful;
iv.    such Indemnified Person, if otherwise entitled to indemnification from the Partnership hereunder, shall first seek recovery under any insurance policies related to the Partnership or its Investments (including potential and former investments) by which such Person is covered and, if other than the Management Company, shall obtain the written consent of the Management Company, prior to entering into any compromise or settlement that would result in an obligation of the Partnership to indemnify such Person; and
v.    if liabilities arise out of the conduct of the business and affairs of the Partnership and any other Person for which the Person entitled to indemnification from the Partnership hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Partnership shall be limited to the Partnership’s proportionate share thereof as determined in good faith by the Management Company in light of its fiduciary duties to the Partnership and the Limited Partners.
(c)    Notwithstanding anything to the contrary contained in this Agreement, to the fullest extent permitted by law, if an Indemnified Person may be entitled to be indemnified by a Portfolio Company for any liabilities or other losses as to which such Indemnified Person also would be entitled to be indemnified by the Partnership pursuant to the foregoing provisions of this Article Four (or by any Affiliate of the Partnership), (i) it is intended that such Portfolio

Company shall be the full indemnitor of first resort for any such liabilities or other losses, which shall be the primary obligation of such Portfolio Company, and any obligation of the Partnership (or any such Affiliate) to provide indemnification or advancement for any such liabilities or losses shall be secondary, (ii) any amount that the Partnership (or such Affiliate) is otherwise obligated to pay with respect to indemnification or advancement for such liabilities or losses will be reduced by the amount such Indemnified Person receives in respect of such indemnification or advancement from such Portfolio Company, (iii) the Indemnified Person will not be required first to exhaust rights or remedies with respect to indemnification or advancement provided by such Portfolio Company before the Partnership (or such Affiliate) makes any payment to such Indemnified Person, (iv) if the Portfolio Company does not pay such indemnification or advancement to or on behalf of the Indemnified Person for any reason, the Indemnified Person shall be entitled to pursue any rights to advancement or indemnification hereunder (subject to all of the terms and conditions of this Article Four), and (v) if the Partnership (or such Affiliate) indemnifies, or advances payment for expenses, to such Indemnified Person with respect to such liabilities or losses, and such Indemnified Person may be entitled to indemnification or advancement of expenses from such Portfolio Company, the Partnership (or such Affiliate) may request that such Indemnified Person agree with the Partnership (or such Affiliate) that (x) the Partnership (or such Affiliate) will be fully subrogated to all rights of such Indemnified Person to indemnification or advancement of expenses from such Portfolio Company with respect to such payment, (y) such Indemnified Person will assign to the Partnership (or such Affiliate) all of the Indemnified Person’s rights to indemnification and advancement of expenses from such Portfolio Company and (z) such Indemnified Person will execute all documents and take all other actions appropriate to effectuate the foregoing clauses (x) and (y).
(d)    To the extent that the Partnership has an obligation to any Indemnified Person pursuant to this Article Four and such Indemnified Person is also entitled to indemnification or advancement of expenses from TPG, the Partnership’s obligations to such Indemnified Person shall be primary and any obligation of TPG to provide indemnification or advancement of expenses for the same losses or liabilities incurred by such Indemnified Person shall be secondary.
(e)    Expenses (including attorneys’ fees) incurred by an Indemnified Person in connection with investigating, preparing, pursuing or defending any civil or criminal action, suit, inquiry or proceeding arising out of or in connection with this Agreement or the Partnership’s business, the affairs of any Portfolio Company or any alleged or actual act or omission to act by any broker, agent, counsel or accountant of the Partnership, may be paid by the Partnership in advance of the final disposition of such action, suit, inquiry or proceeding pursuant to a written agreement which provides, inter alia, that if such Indemnified Person is advanced such expenses and it is finally determined by a court of competent jurisdiction or in a final arbitration proceeding that such Indemnified Person was not entitled to indemnification with respect to such action, suit, inquiry or proceeding or if such Indemnified Person admitted guilt in a settlement of such action, suit, inquiry or proceeding, then such Indemnified Person shall reimburse the Partnership for such advances. Notwithstanding the foregoing, no advances shall be made by the Partnership under this Article Four without the prior written approval of the General Partner (which may be given or withheld in its sole discretion with respect to any aspect thereof).

(f)    Notwithstanding the foregoing, the Partnership shall have no indemnification obligation in respect of liabilities of any Indemnified Person in such Person’s capacity as an officer, director, partner, employee or agent of any Portfolio Company in which the Partnership no longer holds an Investment, to the extent such liabilities solely relate to the period after which the Partnership has sold or otherwise disposed of such Investment, unless such Indemnified Person was acting during such period on behalf of the Partnership.
(g)    The provisions set forth in this Article Four shall not be construed to limit or exclude any other right to which an Indemnified Person may be lawfully entitled, shall survive the termination of such Indemnified Person in any capacity relating to the Partnership and may not be amended or modified to reduce the rights or benefits of an Indemnified Person, in each case, with respect to any acts or omissions occurring prior to such Indemnified Person’s termination.
ARTICLE FIVE

MISCELLANEOUS
5.01.    Notices. Any notice to any party shall be delivered or sent in writing to the address of such party set forth below, or such other address of which such party shall advise the other party in writing.
If to the Partnership, to:
TPG Private Equity Opportunities, L.P.
301 Commerce Street
Suite 3300
Fort Worth, TX 76102
If to the Management Company, to:
T-POP Management Company, LLC
301 Commerce Street
Suite 3300
Fort Worth, TX 76102
5.02.    Independent Contractor. The parties are acting as independent contractors hereunder, and nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Partnership and the Management Company. No party shall have the authority or power to bind the other party by virtue of this Agreement or to contract in the name of or create a liability against the other party in any way or for any purpose.
5.03.    Assignment. This Agreement may not be assigned (as such term is defined in the Advisers Act) by either party by operation of law or otherwise without the express written consent of the other party, which consent may be given by the Partnership as set forth in the Partnership Agreement; provided, that the Management Company may assign, subcontract, delegate or otherwise transfer any of its rights and obligations hereunder to any of its Affiliates.
5.04.    Amendment. This Agreement is subject to amendment with the written consent of each party hereto or their respective successors or assigns (including, without limitation, amendments to conform to successor entities and applicable regulatory requirements); provided, that any amendment, modification or supplement that, in the General Partner’s discretion, viewed as a whole together with all such amendments, modifications or supplements, would have a material adverse effect on the Limited Partners in the aggregate will require the prior approval of the Independent Directors.
5.05.    Payments. All payments by the Partnership to the Management Company hereunder shall be made without set-off, counterclaim or deduction of any kind.
5.06.    Notice of Change in Membership. The Management Company hereby agrees that it will notify the Partnership of any change in the membership of the Management Company within a reasonable time after such change to the extent required by the Advisers Act.
5.07.    GOVERNING LAW; SEVERABILITY OF PROVISIONS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. IF ANY PROVISION OF THIS AGREEMENT SHALL BE HELD TO BE INVALID OR UNENFORCEABLE, THE REMAINDER OF THIS AGREEMENT SHALL NOT BE AFFECTED THEREBY.
5.08.    Jurisdiction; Venue.
(a)    Any action or proceeding against the parties relating in any way to this Agreement may be brought and enforced in the courts of the State of Delaware or (to the extent subject matter jurisdiction exists therefor) of the United States for the District of Delaware, and the parties (i) irrevocably submit to the jurisdiction of both such courts in respect of any such action or proceeding and (ii) agree that service of summons, complaint or other process in connection with any such action or proceeding may be made by overnight courier addressed to such party at the address provided in Section 5.01 of this Agreement and that service so made shall be as effective as if personally made in the State of Delaware.
(b)    The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of Delaware or the United States District Court for the District of Delaware and any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum.
5.09.    Binding Effect. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Notwithstanding anything in this Agreement, nothing in this Agreement shall relieve the General Partner of any of its obligations to the Limited Partners or the Partnership under the Partnership Agreement or the Partnership Act.

5.10.    No Waiver. The failure of any party to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.
5.11.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
5.12.    No Third-Party Rights. Except as set forth in Section 4.01, this Agreement is intended solely for the benefit of the parties hereto and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon, or creating any rights in favor of, any Person other than the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.
TPG PRIVATE EQUITY OPPORTUNITIES, L.P.

By: TPG Private Equity Opportunities GenPar, L.P.,
its general partner
By: TPG PRIVATE EQUITY OPPORTUNITIES GENPAR ADVISORS, LLC,
its general partner
By:
Name:
Title:
T-POP MANAGEMENT COMPANY, LLC
By:
Name:
Title: